                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

    NYFIX, INC. ANNOUNCES ACQUISITION OF RENAISSANCE TRADING TECHNOLOGIES LLC

STAMFORD,  CT, July 2, 2003: NYFIX, Inc. (NASDAQ:  NYFX), announced today it has signed a binding agreement to acquire 100% of Renaissance  Trading  Technologies
LLC, the developer and supplier of the Renaissance  Trader Workstation (RTW) and
Renaissance  Market  Maker  (RMM)  workstations  for the NASDAQ  market.  NYFIX, previously  an 18%  owner  of  Renaissance,  will  finance  the  transaction  by exercising  its  option  to  convert  a $1.5  million  promissory  note  for 32%
additional  equity and acquiring the  remaining 50% equity in  Renaissance  with
NYFIX common stock and, at its discretion,  cash, with a value of  approximately
$6 million. The transaction is expected to close later this month.

"The  acquisition of Renaissance is an important  strategic step for NYFIX as we can now offer best-of-breed  solutions for both the Listed and OTC markets.  The ability to reach the OTC  marketplace has  significantly  expanded our potential market,"  commented Peter Kilbinger  Hansen,  Chief Executive  Officer of NYFIX,
Inc. "We view this acquisition as an opportunity to leverage the extensive NYFIX network and  infrastructure  that we have spent years putting into place. With a central platform for  distribution and established  links to a variety of market centers, the initial roll-out to Renaissance  customers has been smooth.  Owning
Renaissance gives us the ability to coordinate our product development cycles to more effectively meet changing market demands. I am extremely impressed with the
Renaissance team and excited to welcome them to the NYFIX family. I am confident that,  with  this  addition,  the  NYFIX  team we now have in place is very well equipped to bring us to a new level of success."

NYFIX Platinum, the new combined OTC and listed trading platform, will include a seamlessly  integrated QMS (quote management  system) and innovative smart order routing  capabilities.  The Renaissance  QMS and smart order routing  technology will be adapted into the NYFIX listed trading platform,  FIXTrader(R).  With the
listed  market  structure  rapidly  changing  and  multiple   liquidity  sources
emerging, NYFIX believes the adaptation of FIXTrader to include these functional enhancements  will allow its trading users to perform better in today's  dynamic market  environment.  Through  the NYFIX  Network's  connections  to all OTC and listed  markets  as  well as a  secondary  market  venues,  the  combination  of
Renaissance's  Workstations  with NYFIX's FIXTrader will deliver a comprehensive view of the marketplace to each trader's desktop.

"Since investing in Renaissance last fall, we have seen Renaissance successfully launch its product and have been extremely  pleased at the market's  reaction to its OTC product  offering.  There are several  customers that have installed the
NYFIX  Platinum  solution  and are  trading on the  system  daily.  These  users immediately  benefited from the value of having a single view and full access to all the OTC and listed marketplaces. We have a strong sales pipeline and believe this is the right product at the right time to compete in today's dynamic market environment," added Mr. Hansen.

Originally  developed  as an  internal  project  at  investment  bank  Robertson
Stephens,  the  Renaissance  Workstation  products  enable  principal and agency traders to electronically receive orders in NASDAQ stocks from multiple sources, execute orders according to best execution rules, route orders to Super Montage,
ECN or ATS  destinations,  and manage risk.  The  Renaissance  workstations  are highly  configurable  and have the  flexibility  to suit  virtually  any trading strategy.  The  systems'  enforcement  of held  order-handling  rules  and  best execution  facilitation  of  customer  orders  allows  traders  to  focus  their attention on trading,  not on IT or compliance issues. The systems were designed over several years with industry  initiatives such as  decimalization  and Super
Montage in mind, and have as their primary objectives, ease-of-use, scalability, flexibility and compliance.

"The merger of  Renaissance  with NYFIX will provide a state of the art platform for offering clients an integrated technology for trading equities. The combined technical and business  experience of the two teams will give clients  access to world-class  talent that has built global  systems for Wall Street over the last
10  years,"  said  Ed  Brandman,   Renaissance  Chief  Executive  Officer.  "The
significant  investment  that NYFIX has made in  infrastructure  in recent years will allow  Renaissance to accelerate the rollout of new technologies to trading desks and offer unique  solutions to the complex  trading  environment  found at most firms  today.  We expect that the merger will result in offering  financial firms a fully integrated  Listed/OTC  solution and the ability for this platform to be extended to the buy side.  Market  response  to our  flagship  Workstation
(RTW) and Market  Making  (RMM)  products has been  outstanding.  We have always believed that our product suite would give us a competitive  advantage,  and the validation  we are  receiving  from the market in terms of  interest  and signed clients  is very  encouraging.  We  plan  to  capitalize  on  this  success  and aggressively  increase our market share in the next 24 months with both existing and new products."

Renaissance  went into  production  with its first  clients  during  the  second quarter of this year and  expects to  implement  additional  clients  during the second half of this year.

                                       ###

NYFIX,  INC.  (NASDAQ:  NYFX),  through its  subsidiaries,  provides  electronic trading  systems,  industry-wide  trade routing  connectivity,  straight-through processing  and  execution  services  and  systems  to the global  equities  and derivatives financial markets.

RENAISSANCE TRADING TECHNOLOGIES, LLC, offers trader workstations for the Nasdaq market,  enabling principal and agency traders to electronically  receive orders from multiple  sources,  execute orders according to best execution  principles,
route  orders  to  ECN  or  ATS  destinations   and  manage  risk.   Renaissance
Workstations  provide  configurability  and the  flexibility to suit most firm's trading strategies.  Renaissance's  enforcement of held order-handling rules and best  execution  facilitation  of customer  orders helps  trading desks focus on trading.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors  created  thereby.  Investors are cautioned that all forward-looking  statements  involve risks and  uncertainty,  including  without limitation,  the  ability of the  Company to market and  develop  its  products.
Although   the   Company   believes   that  the   assumptions   underlying   the
forward-looking   statements  contained  herein  are  reasonable,   any  of  the
assumptions could be inaccurate,  and therefore,  there can be no assurance that the  forward-looking  statements included in this press release will prove to be
accurate.   In  light  of  the   significant   uncertainties   inherent  in  the
forward-looking  statements  included herein,  the inclusion of such information should not be regarded as a  representation  by the Company or any other  person that the  objectives  and plans of the Company will be achieved.  FIXTrader  and
NYFIX Platinum are trademarks of NYFIX, Inc.

Contact:
Jennifer Plaia
NYFIX, Inc.
(203) 425-8000 or
jplaia@nyfix.com
www.nyfix.com
-------------